Exhibit No. 99

Press Release

Contact:	MW Bancorp, Inc.
Gregory P. Niesen, President and Chief Executive Officer
(513) 231-7871

MW Bancorp, Inc. Reports Results for the Three and Six Months Ended December 31, 2016

Cincinnati, Ohio – February 6, 2017 – MW Bancorp, Inc. (the “Company”) (OTC: MWBC), the parent company of Watch Hill Bank (the “Bank”), today reported net income of $124,000, or $0.15 per diluted share, for the three months ended December 31, 2016. Net income increased by $101,000, or 439%, compared to net income of $23,000, or $0.03 per diluted share, for the three months ended December 31, 2015.

The Company reported net income of $197,000, or $0.24 per diluted share, for the six months ended December 31, 2016, an increase of $127,000, or 181.4%, compared to net income of $70,000, or $0.09 per diluted share, for the nine months ended December 31, 2015.

The increase in net income for the three months ended December 31, 2016, compared to the same quarter ended December 31, 2015, was due primarily to increases of $127,000 in net interest income and $84,000 in noninterest income, which were partially offset by a $114,000 increase in noninterest expense. Interest income increased $103,000, or 10.4%, for the three months ended December 31, 2016, compared to the three months ended December 31, 2015, primarily due to a $116,000 increase in interest on loans, as a result of a $10.6 million, or 10.7%, increase in the average outstanding balance of loans. Total interest expense decreased $24,000, or 7.8%, for the three months ended December 31, 2016, compared to the three months ended December 31, 2015, due primarily to a decrease in interest expense on deposits of $27,000, or 12.2%. Non-interest income increased $84,000, or 190.9%, for the three months ended December 31, 2016 over the three months ended December 31, 2015, primarily due to a $96,000 increase in gain on sale of loans. Noninterest expense increased $114,000, or 16.3%, for the three months ended December 31, 2016 compared to the three months ended December 31, 2015. This increase was primarily due to increases of $85,000, or 21.2%, in salaries, employee benefits and directors’ fees expenses, as the Company increased staffing levels and stock-based compensation; $16,000, or 31.4%, in occupancy and equipment expense, due primarily to costs associated with the Company’s new office location which opened in September 2015; and $25,000,or 75.8%, in data processing expense, along with additional costs related to the Company’s overall growth and public reporting requirements.

The increase in net income for the six months ended December 31, 2016, compared to the same period ended December 31, 2015, was due primarily to increases of $234,000 in net interest income and $163,000 in noninterest income, which were partially offset by a $250,000 increase in noninterest expense. Interest income increased $204,000, or 10.4%, for the six months ended December 31, 2016, compared to the six months ended December 31, 2015, primarily due to a $229,000 increase in interest on loans, as a result of a $11.2 million, or 11.7%, increase in the average outstanding balance of loans. Total interest expense decreased $30,000, or 5.0%, for the six months ended December 31, 2016, compared to the six months ended December 31, 2015, due primarily to a decrease in interest expense on deposits of $40,000, or 9.3%. Noninterest income increased $163,000, or 133.6%, for the six months ended December 31, 2016 over the six months ended December 31, 2015, primarily due to a $175,000 increase in gain on sale of loans. Noninterest expense increased $250,000, or 17.9%, for the six months ended December 31, 2016 compared to the six months ended December 31, 2015. This increase was primarily due to increases of $149,000, or 19.0%, in salaries, employee benefits and directors’ fees expenses, as the Company increased staffing levels and stock-based compensation; $44,000, or 49.4%, in occupancy and equipment expense, due primarily to costs associated with the Company’s new office location, which opened in September 2015; and $53,000,or 80.3%, in data processing expense, along with additional costs related to the Company’s overall growth and public reporting requirements.

The Company reported total assets of $128.5 million at December 31, 2016, an increase of $9.5 million, or 8.0%, over June 30, 2016. Total loans, including loans held for sale, increased by 5.5% to $107.3 million; total deposits increased by 10.2% to $85.1 million; and stockholders’ equity increased by 0.8% to $16.3 million at December 31, 2016 compared to June 30, 2016.

Total nonperforming loans were $908,000 and $1.2 million at December 31, 2016 and June 30, 2016, respectively. Classified loans totaled $1.2 million at December 31, 2016, compared to $1.5 million at June 30, 2016, and total loans past due greater than 30 days were $1.3 million and $601,000 at those respective dates. The Company had net recoveries totaling $1,000 for the six months ended December 31, 2016, compared to net recoveries of $5,000 for the six months ended December 31, 2015. As a percentage of nonperforming loans, the allowance for loan losses was 180.2% at December 31, 2016, compared to 135.2% at June 30, 2016.

The Company was formed in 2014 to serve as the stock holding company for the Bank following its mutual-to-stock conversion, which was completed effective January 29, 2015. The Company issued 876,163 shares at an offering price of $10.00 per share. Proceeds of the offering, net of offering costs and shares acquired by the ESOP, totaled $6.7 million. In May 2016, the Company repurchased 20,000 shares of its common stock pursuant to its previously announced stock repurchase program.

Information contained in this press release may be considered forward-looking in nature as defined by the Private Securities Litigation Reform Act of 1995 and is subject to various risks, uncertainties, and assumptions. Such forward-looking statements in this release are inherently subject to many uncertainties arising in MW Bancorp's operations and business environment. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on MW Bancorp's operating results, performance or financial condition are competition, the demand for our products and services, our ability to maintain current deposit and loan levels at current interest rates, deteriorating credit quality, including changes in the interest rate environment reducing interest margins, changes in prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions, our ability to maintain required capital levels and adequate sources of funding and liquidity, our ability to secure confidential information through the use of computer systems and telecommunications networks, and other factors as set forth in filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended June 30, 2015. MW Bancorp undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

MW Bancorp, Inc.

Condensed Consolidated Balance Sheets

December 31, 2016 and June 30, 2016

(In thousands, except share data)

	December 31,	June 30,
Assets	2016	2016
	(Unaudited)

Cash and cash equivalents	$9,456	$3,672
Interest-bearing time deposits in other financial institutions	100	2,100
Available-for-sale securities	3,525	3,465
Held-to-maturity securities	349	986
Loans held for sale	79	1,763
Loans, net of allowance for loan losses of $1,636 and $1,635	107,235	99,946
Premises and equipment, net	1,781	1,158
Federal Home Loan Bank stock, at cost	1,192	1,192
Other assets	4,131	4,012
Deferred tax assets, net	673	713

Total assets	$128,521	$119,007

Liabilities and Shareholders' Equity

Liabilities
Deposits	$85,088	$77,214
Federal Home Loan Bank advances	26,286	25,319
Other liabilities	897	350

Total liabilities	112,271	102,883

Shareholders' Equity
Preferred stock	-	-
Common stock	9	9
Additional paid-in capital	7,881	7,835
Shares acquired by ESOP	(627)	(666)
Unearned compensation - restricted stock awards	(437)	(429)
Retained earnings	9,864	9,756
Accumulated other comprehensive loss	(138)	(79)
Treasury stock	(302)	(302)

Total shareholders' equity	16,250	16,124

Total liabilities and shareholders' equity	$128,521	$119,007

MW Bancorp, Inc.

Condensed Consolidated Statements of Income

For the Three and Six Months Ended December 31, 2016 and 2015

(In thousands, except share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)

Interest Income
Loans, including fees	$1,053	$937	$2,071	$1,842
Investment securities	15	24	31	51
Interest-bearing deposits	28	32	59	64

Total interest income	1,096	993	2,161	1,957

Interest Expense
Deposits	195	222	390	430
Federal Home Loan Bank advances	88	85	176	166

Total interest expense	283	307	566	596

Net Interest Income	813	686	1,595	1,361

Provision for Loan Losses	-	8	-	13

Net Interest Income After Provision for Loan Losses	813	678	1,595	1,348

Noninterest Income
Gain on sale of loans	103	7	227	52
Income from Bank owned life insurance	24	23	47	46
Other operating	1	14	11	24

Total noninterest income	128	44	285	122

Noninterest Expense
Salaries, employee benefits and directors' fees	486	401	933	784
Occupancy and equipment	67	51	133	89
Data processing	58	33	119	66
Franchise taxes	32	13	63	32
FDIC insurance premiums	1	18	21	35
Professional services	63	81	159	193
Advertising	12	12	27	34
Office supplies	14	15	27	26
Business entertainment	11	9	26	22
Other	69	66	142	119
			-
Total noninterest expense	813	699	1,650	1,400

Income Before Federal Income Taxes	128	23	230	70

Federal Income Taxes	4	-	33	-

Net Income	$124	$23	$197	$70

Basic earnings per share	$0.15	0.03	$0.24	$0.09
Diluted earnings per share	$0.15	0.03	$0.24	$0.09

Weighted-average shares outstanding
Basic	818,927	806,108	818,405	806,089
Diluted	827,667	806,108	825,772	806,089

MW Bancorp, Inc.

Selected Performance Ratios

At or For the Three and Six Months Ended December 31, 2016 and 2015

	At or for the three months ended		At or for the six months ended
	December 31,		December 31,
	2016	2015	2016	2015
Performance Ratios: (1)
Return on average assets (ratio of net income to average total assets)	0.39%	0.08%	0.32%	0.12%
Return on average equity (ratio of net income to average total equity)	3.07%	0.59%	2.43%	0.89%
Interest rate spread (2)	2.54%	2.24%	2.55%	2.29%
Net interest margin (3)	2.68%	2.41%	2.69%	2.46%
Loans to deposits	128.16%	124.83%	128.16%	124.83%
Average equity to average total assets	12.82%	13.40%	13.16%	13.78%

Asset Quality Ratios:
Non-performing assets to total assets	0.71%	0.95%	0.71%	0.95%
Non-performing loans to total loans	0.83%	1.03%	0.83%	1.03%
Allowance for loan losses to non-performing loans	180.18%	158.36%	180.18%	158.36%
Allowance for loan losses to total loans	1.50%	1.63%	1.50%	1.63%
Net charge-offs (recoveries) to average outstanding loans	0.00%	0.00%	0.00%	-0.01%

Capital ratios:
Equity to total assets at year end	12.64%	14.67%	12.64%	14.67%
Total capital to risk weighted assets (4)	18.10%	21.40%	18.10%	21.40%
Tier 1 capital to risk-weighted assets (4)	16.80%	20.10%	16.80%	20.10%
Common equity to risk-weighted assets (4)	16.80%	20.10%	16.80%	20.10%
Tier 1 capital to average assets (4)	11.70%	12.10%	11.70%	12.10%

(1)	Ratios are annualized where applicable.
(2)	The interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the period.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(4)	Bank only capital ratios are presented.